Exhibit 2.1

SUPPLEMENTAL AGREEMENT

This SUPPLEMENTAL AGREEMENT (this “Supplemental Agreement”), which is effective as of January 30, 2004, is made as of this March 31, 2004, by and among VERTICALNET, INC., a Pennsylvania corporation (“Verticalnet”), TIGRIS I CORP., a Delaware corporation (“Tigris”), formerly known as River Acquisition Co., Inc. and successor by merger to Tigris Corp., a New York corporation, and Brent Habig (“Habig,” and, together with Verticalnet and Tigris, the “Parties”). All capitalized terms used herein and not otherwise defined herein shall have the meanings given them in the Agreement of Merger, dated as of January 30, 2004, by and among Verticalnet, River Acquisition Co., Inc., a Delaware corporation, Tigris Corp., a New York corporation, and Habig (the “Merger Agreement”).

Background

The Parties are each a party to the Merger Agreement and wish to enter into this Supplemental Agreement to amend certain provisions of the Merger Agreement, all on the terms and conditions set forth herein.

Terms and Conditions

NOW, THEREFORE, the Parties, intending to be legally bound hereby, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the mutual covenants contained herein, hereby agree as follows:

1.	Amendment of the Merger Agreement. Section 2.06(e) of the Merger Agreement is hereby amended to add a new subsection (iii) as follows:

(iii) Notwithstanding anything set forth in subsection 2.06(e)(ii) above, 480,000 of the Assumed Options that otherwise would be governed by the provisions of subsection 2.06(e)(ii) shall, in lieu thereof, be substituted, at the ratio set forth in subsection 2.06(e)(ii) above, and in accordance with Section 424(a) of the Code, for options to purchase 480,000 shares of Verticalnet Common Stock pursuant to the Verticalnet, Inc. 2000 Equity Compensation Plan. The parties hereto shall mutually agree on which of the Assumed Options shall be treated as such 480,000 Assumed Options governed by this subsection (iii).

The forgoing amendment of Section 2.06(e) of the Merger Agreement shall be retroactive and deemed effective as of the Effective Time.

2.	General Matters.

(a)	Contents of Supplemental Agreement. This Supplemental Agreement sets forth the entire understanding of the Parties with respect to the subject matter hereof and supersedes all prior agreements or understandings among the parties regarding the subject matter hereof.

(b)	Amendment, Parties in Interest, Assignment, Etc. This Supplemental Agreement may be amended, modified or supplemented only by a written instrument duly executed by each of the Parties. This Supplemental Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, legal representatives, successors and permitted assigns of the Parties. Nothing in this Supplemental Agreement shall confer any rights upon any Person other than the Parties and their respective heirs, legal representatives, successors and permitted assigns. No Party shall assign this Supplemental Agreement or any right, benefit or obligation hereunder, except in connection with a permitted assignment of the Merger Agreement.

(c)	Counterparts. This Supplemental Agreement may be executed in two or more counterparts (delivery of which may occur via facsimile), each of which shall be binding as of the date first written above, and, when delivered, all of which shall constitute one and the same instrument. A facsimile signature or electronically scanned copy of a signature shall constitute and shall be deemed to be sufficient evidence of a Party’s execution of this Supplemental Agreement, without necessity of further proof. Each such copy shall be deemed an original, and it shall not be necessary in making proof of this Supplemental Agreement to produce or account for more than one such counterpart.

3.	Controlling Law. THIS SUPPLEMENTAL AGREEMENT IS MADE UNDER, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED SOLELY THEREIN, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW AND WITHOUT REGARD TO ANY CHOICE OF LAW OR CHOICE OF FORUM PROVISION, RULE OR PRINCIPLE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION).

4.	Jurisdiction and Process. In any action between or among any of the parties, whether arising out of this Supplemental Agreement, any of the agreements contemplated hereby or otherwise, (a) each of the parties irrevocably consents to the exclusive jurisdiction and venue of the federal and state courts located in the State of Delaware, (b) if any such action is commenced in a state court, then, subject to applicable law, no Party shall object to the removal of such action to any federal court located in the State of Delaware, (c) each of the Parties irrevocably waives the right to trial by jury, (d) each of the Parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such Party is to receive notice in accordance with Section 8.05 of the Merger Agreement, and (e) the prevailing parties shall be entitled to recover their reasonable attorneys’ fees, costs and disbursements from the other parties (in addition to any other relief to which the prevailing parties may be entitled).

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IN WITNESS WHEREOF, this Supplemental Agreement has been executed by the parties hereto as of the day and year first written above.

VERTICALNET, INC.

By:	/s/ GENE S. GODICK

Name:	Gene S. Godick
Title:	Executive Vice President and Chief Financial Officer

TIGRIS I CORP.

By:	/s/ GENE S. GODICK

Name:	Gene S. Godick
Title:	Vice President

/s/ BRENT HABIG

Brent Habig